EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated February 1, 2019 is entered into by and between Moregain Pictures, Inc., a Nevada corporation (the “Company”), and Jesse Weiner, the undersigned individual (“Executive”).

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.

Employment.

(a)

Term. The Company hereby employs Executive to serve as Chief Executive Officer to serve in such additional or different position or positions as the parties shall mutually agree. The term of employment shall be for a period of five (5) years (“Employment Period”) to commence on the date hereof, unless earlier terminated as set forth herein.

(b)

Duties and Responsibilities. Executive will be reporting to the Company’s Board of Directors (the “Board”). Within the limitations established by the Bylaws of the Company, Executive shall have each and all of the duties and responsibilities of those positions and such other or different duties on behalf of the Company, as may be assigned from time to time by the Board. Executive shall also serve as Chairman of the Board for one year or until next annual meeting.

(c)

Location. The initial principal location at which Executive shall perform services for the Company shall be at Los Angeles, California.

2.

Compensation.

(a)

Base Salary. Executive agrees that he shall receive seven thousand five hundred dollars ($7500) per month, payable in bi-weekly installments consistent with Company’s payroll practices, on account until the Company is in a position to pay him his full Base Salary, as defined below, with the $32,500 difference (the “Base Salary Shortfall”) between what Executive hereby agrees to receive on account and his Base Salary to be paid to Executive at the time his full Base Salary is commenced to be paid to Executive. Executive’s base salary (“Base Salary”) shall be the monthly rate of $40,000. The annual Base Salary shall be reviewed on or before January 1 of each year, unless Executive’s employment hereunder shall have been terminated earlier pursuant to this Agreement, starting on January 1, 2020 by the Board to determine if such Base Salary should be increased for the following year in recognition of services to the Company.

(b)

Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

 (c)

Bonus. Executive shall also be entitled to a bonus determined at the sole discretion of the Board of Directors or under a formula if certain goals are met.

(d)

Stock Option.  On March 23, 2018, the Company issued to Executive a nonstatutory stock option with an exercise price of $.15 per share covering Twenty Thousand (20,000) shares of the Company’s common stock (the “Option”) under the Company’s 2018 Performance Boost Stock Option Plan.

3.

Other Employment Benefits.

(a)

Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

(b)

Benefit Plans. Executive shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans (if any) pursuant to their terms and conditions, as the Company may change such plans from time to time in its sole discretion. Executive shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time.

(c)

Vacation. Executive shall be entitled to ten (10) days of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.

4.

Executive’s Business Activities. Executive shall devote a substantial portion of his entire business time, attention and energy to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter may be changed. Executive may serve as a member of the board of directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.

5.

Termination of Employment.

(a)

For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons: (1) conviction of, or indictment for, a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (2) commission of any act of theft, fraud or falsification of any employment or Company records, (3) improper disclosure of the Company’s confidential or proprietary information, (4) any action by Executive which has a serious detrimental effect on the Company’s reputation or business, (5) Executive’s failure or inability to perform any reasonable and legal assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, (6) any breach of this Agreement, which breach is not cured within ten (10) days following written notice of such breach, (7) a course of conduct amounting to gross incompetence, (8) chronic and unexcused absenteeism, (9) unlawful appropriation of a corporate opportunity, or (10) gross misconduct in connection with the performance of any of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to Executive, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination thereof.

(b)

Without Cause.  In the event that Executive’s employment is terminated without Cause as provided in Section 5(a), the Company shall, concurrently with such termination of Executive’s employment, pay Executive his full Base Salary that would be payable for twelve (12) months following the date of termination without cause and the Base Salary Shortfall for each month during the Employment Period with respect to which Executive received $7500 per month. In addition, the full Option shall become immediately exercisable for all such shares of the Company’s common stock, and remain exercisable for two (2) year after the date of termination. The Company shall provide for cashless exercise of the Option.

(c)

Cooperation. After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.  The condition precedent to Executive’s agreement pursuant to this Section 5(c) shall be the Company’s payment and Executive’s collection all payments required by Section 5(a) or Section 5(b).

6.

Disability of Executive. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 120 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary and vacation.

7.

Death of Executive. In the event of the death of Executive during the Employment Period, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Executive’s heirs or personal representatives Executive’s Base Salary and accrued vacation accrued to the date of death and, if the Option has not been exercised in full at the date of the Executive’s death, advise the Executive’s fiduciary of the period during which the Option may be exercised.

8.

Confidential Information and Invention Assignments. Executive is simultaneously executing a Confidential Information Agreement (the “Confidential Information Agreement”). The obligations under the Confidential Information Agreement shall survive termination of this Agreement for any reason.

9.

Exclusive Employment. During employment with the Company, Executive will not do anything to compete with the Company’s present or contemplated business, nor will he or she plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his duties or obligations to the Company.

10.

Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable, other than in the event of Executive’s death, by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof.

11.

No Inconsistent Obligations. Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

12.

Miscellaneous.

(a)

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(b)

Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(c)

Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(d)

Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(a)

Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(b)

Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(c)

Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(i)

Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(j)

Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

(j)

Dispute Resolution. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be settled solely and exclusively by a court of competent jurisdiction located in Los Angeles, California. The parties agree to accept the decision of the court of initial impression and not to appeal that decision. Such decision shall be final and conclusive. Each party will bear its/his own attorneys’ fees, costs and expert witness fees.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

Moregain Pictures, Inc.

By:	/s/ Alexandra Yeung
Name: Alexandra Yeung
Title: Director and Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Jesse Weiner
Jesse Weiner

4